UNITED STATES
SECURITIES AND EXCHANGE COMMISSION
Washington, DC 20549

FORM 8-K
CURRENT REPORT
Pursuant to Section 13 or 15(d) of the Securities Exchange Act of 1934

Date of Report (Date of earliest event reported): January 22, 2008

Bank of Granite Corporation
(Exact Name of Registrant as Specified in its Charter)

Delaware	0-15956	56-1550545

(State or Other Jurisdiction of Incorporation)	(Commission File Number)	(I.R.S. Employer Identification No.)
P.O. Box 128, 23 North Main Street
Granite Falls, North Carolina 28630
(Address of Principal Executive Offices) (Zip Code)
                       (828) 496-2000
(Registrant’s telephone number, including area code)
                    Not Applicable
(Former Name or Former Address, if changed since last report)
Check the appropriate box below if the Form 8-K filing is intended to simultaneously satisfy the filing obligations of the registrant under any of the following provisions (see General Instruction A.2. below):
☐	Written communications pursuant to Rule 425 under the Securities Act (17 CFR 230.425)

☐	Soliciting material pursuant to Rule 14a-12 under the Exchange Act (17 CFR 240.14a-12)

☐	Pre-commencement communications pursuant to Rule 14d-2(b) under the Exchange Act (17 CFR 240.14d-2(b))

☐	Pre-commencement communications pursuant to Rule 13e-4(c) under the Exchange Act (17 CFR 240.13e-4(c))

INDEX

Page
Item 5.02 – Departure of Directors or Principal Officers; Election of Directors; Appointment of Principal Officers; Compensatory Arrangements of Certain Officers	3

Item 9.01 – Financial Statements and Exhibits	3

Signatures	4

Item 5.02 – Departure of Directors or Principal Officers; Election of Directors; Appointment of Principal Officers; Compensatory Arrangements of Certain Officers
     At the January 22, 2008 meeting of the board of directors of Bank of Granite Corporation (the “Company”), Charles M. Snipes resigned as Chief Executive Officer of the Company and of Bank of Granite, the Company’s principal subsidiary, effective immediately. Mr. Snipes’ resignation was not a result of any disagreement with the Company. Mr. Snipes will continue to serve as chairman of the board of directors of the Company until his retirement from the Company and from the board at the Company’s 2008 annual meeting of shareholders, expected to be held in April 2008.
     At its January 22, 2008 meeting, the board of directors appointed R. Scott Anderson, the Company’s current President and Chief Operating Officer, as Chief Executive Officer of the Company. Mr. Anderson, age 52, has been in the banking industry in North Carolina since 1977. He began his career with Forsyth Bank and Trust Company and its successor through acquisition, BB&T Corporation. Later he served as President and CEO of Bank of Mecklenburg, which was acquired in 2000 by RBC Centura Bank, one of the five largest banks headquartered in North Carolina. Mr. Anderson served RBC Centura as a commercial banker and as Trust Division Manager before joining the Company in 2004 as Chief Operating Officer of Bank of Granite. He was named President of the Company and the Bank in 2006.
     On January 23, 2008, the Company issued a press release announcing Mr. Snipes’ retirement and Mr. Anderson’s appointment as Chief Executive Officer. The press release is attached to this report as Exhibit 99.1.
Item 9.01 – Financial Statements and Exhibits
(d) Exhibits

Exhibit No.	Description

99.1	Press release issued January 23, 2008

Signatures
     Pursuant to the requirements of the Securities Exchange Act of 1934, the registrant has duly caused this report to be signed on its behalf by the undersigned hereunto duly authorized.

Bank of Granite Corporation
January 23, 2008	By:	/s/ Kirby A. Tyndall
Kirby A. Tyndall
Secretary, Treasurer and Chief Financial Officer

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